Exhibit 21.1

Subsidiaries of Atlas Pipeline Partners, L.P.

Name	Jurisdiction

Atlas Pipeline Operating Partnership, L.P.	Delaware
Atlas Pipeline New York, LLC	Pennsylvania
Atlas Pipeline Ohio, LLC	Pennsylvania
Atlas Pipeline Pennsylvania, LLC	Pennsylvania
Atlas Pipeline Mid-Continent LLC	Delaware
Elk City Oklahoma GP, LLC	Delaware
Elk City Oklahoma Pipeline, L.P.	Texas
Atlas Arkansas Pipeline LLC	Oklahoma
NOARK Pipeline System, Limited Partnership	Arkansas
Mid-Continent Arkansas Pipeline, LLC	Arkansas
NOARK Energy Services, L.L.C.	Oklahoma
Ozark Gas Gathering, L.L.C.	Oklahoma
Ozark Gas Transmission, L.L.C.	Oklahoma